Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements:

1)	Universal shelf Registration Statement (Form S-3, File No. 333-217624) and related Prospectus of Principal Financial Group, Inc. and Principal Financial Services, Inc. for the registration of an unspecified amount of various securities,
2)	Registration Statement (Form S-8, File No. 333-143070) pertaining to Principal Financial Group, Inc. 2005 Stock Incentive Plan and Principal Financial Group, Inc. 2005 Directors Stock Plan,
3)	Registration Statement (Form S-8, File No. 333-201505) pertaining to Principal Financial Group, Inc. 2014 Stock Incentive Plan and Principal Financial Group, Inc. 2014 Directors Stock Plan,
4)	Registration Statement (Form S-8, File No. 333-178510) pertaining to The Principal Select Savings Plan for Individual Field and The Principal Select Savings Plan for Employees,
5)	Registration Statement (Form S-8, File No. 333-160232) pertaining to Principal Financial Group, Inc. Employee Stock Purchase Plan,
6)	Registration Statement (Form S-8, File No. 333-240240) pertaining to Principal Financial Group, Inc. Employee Stock Purchase Plan, and
7)	Registration Statement (Form S-8, File No. 333-240241) pertaining to Principal Financial Group, Inc. 2020 Directors Stock Plan.

of our reports dated February 12, 2021, with respect to the consolidated financial statements and schedules of Principal Financial Group, Inc., and the effectiveness of internal control over financial reporting of Principal Financial Group, Inc., included in this Annual Report (Form 10-K) of Principal Financial Group, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Des Moines, Iowa

February 12, 2021